EXHIBIT 99.1

FAX NEWS RELEASE

For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations Telephone:
920-684-4410 ◆ Telefax: 920-652-9775 Internet: http://www.manitowoc.com	& Chief Financial Officer Direct Dial: 920-652-1720	& Corporate Communications Direct Dial: 920-652-1713
	Email: carl.laurino@manitowoc.com	Email: steve.khail@manitowoc.com
NEWS For Immediate Release
THE MANITOWOC COMPANY, INC. ANNOUNCES
PRICING OF FOLLOW-ON OFFERING
MANITOWOC, Wis. — November 15, 2007—The Manitowoc Company, Inc. (NYSE: MTW) today announced that a public offering of 4,000,000 shares of its common stock was priced at $39.48 per share to the public. The underwriting agreement for the offering does not provide an option for the underwriter to purchase additional shares from the company to cover over-allotments. The company expects that the closing of the offering and the delivery of the shares will occur on November 21, 2007.
Manitowoc expects to receive net proceeds from the offering of approximately $156.9 million after deducting underwriting discounts and estimated expenses of the offering. The company intends to use the net proceeds of the offering to repay certain funded indebtedness and for other general corporate purposes.
Morgan Stanley is acting as the sole book-running manager of the offering. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York 10014 or by email at prospectus@morganstanley.com. In addition, an electronic copy of the prospectus is available on the Securities and Exchange Commission’s Web site at www.sec.gov.
This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About The Manitowoc Company
The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.
Safe Harbor — Forward-looking Statements
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These potential factors include, but are not limited to, those relating to the impact of conditions in the capital markets generally and, in particular, for companies in the markets in which the company operates. Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended September 30, 2007.
For more information:
Carl J. Laurino
Senior Vice President
& Chief Financial Officer
920-652-1720